Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 2, 2009 (except with respect to the effects of the discontinued operations as discussed in Note 4 and changes in accounting for non-controlling interests as discussed in Note 2, as to which the date is August 17, 2009) with respect to the consolidated financial statements of Atlas America, Inc. and subsidiaries contained in the prospectus filed pursuant to Rule 424(b)(3) on August 25, 2009 in connection with the Registration Statement on Form S-4 (File No. 333-160059), as amended, and we have also issued our report dated March 2, 2009 with respect to internal control over financial reporting included in the annual report of Atlas America, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Atlas America, Inc. on Form S-8.
We have issued our report dated June 29, 2009 with respect to the financial statements and supplemental schedules of the Atlas America, Inc. Investment Savings Plan on Form 11-K as of and for the three months ended December 31, 2008 and we have also issued our report dated March 31, 2009 with respect to the financial statements and supplemental schedules of the Atlas America, Inc. Investment Savings Plan on Form 11-K for the year ended September 30, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Atlas America, Inc. on Form S-8.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
September 28, 2009